UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 27, 2007

BIOJECT MEDICAL TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

20245 SW 95th Avenue Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:
No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.
FORM 8-K
INDEX

Item	Description	Page

Item 2.02	Results of Operations and Financial Condition	2

Item 2.05	Costs Associated with Exit or Disposal Activities	2

Item 8.01	Other Events	2

Item 9.01	Financial Statements and Exhibits	2

Signatures		3

Item 2.02  Results of Operations and Financial Condition

On March 27, 2007, Bioject Medical Technologies Inc. (“Bioject”) issued a press release announcing a net loss of $1.2 million, or $0.08 per share, on revenues of $3.3 million for its fourth quarter ended December 31, 2006 and a net loss of $7.3 million, or $0.51 per share, on revenues of $10.8 million for the year ended December 31, 2006. A copy of the press release is attached as Exhibit 99.1.

Item 2.05  Costs Associated with Exit or Disposal Activities

In March 2007, Bioject restructured its corporate organization and created an executive committee consisting of Dr. Richard Stout, Executive Vice President and Chief Medical Officer, and Christine Farrell, Vice President of Finance, which reports to Mr. Cobbs, Chairman and Interim President and CEO. In connection with the restructuring, on March 23, 2007, the Board of Directors authorized the elimination of 14 positions to reduce expenses and streamline operations. Subject to finalizing severance arrangements, Bioject anticipates recognizing a charge of $651,000 in the first quarter of 2007 related to these actions. Of the $651,000, $484,000 is expected to be cash severance and related charges and $167,000 is expected to be a non-cash charge for the acceleration of vesting of restricted stock awards. Bioject anticipates cost savings of approximately $1.3 million in 2007 and approximately $1.9 million in 2008.

Item 8.01  Other Events

On March 27, 2007, Bioject announced that its independent registered public accounting firm’s report on its financial statements for the fiscal year ended December 31, 2006 will include an explanatory paragraph regarding its ability to continue as a going concern.

Item 9.01  Financial Statements and Exhibits

(d)            Exhibits

The following exhibit is furnished herewith and this list is intended to constitute the exhibit index:

99.1     Press release dated March 27, 2007 announcing Bioject Medical Technologies Inc.’s results for its fourth quarter and year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2007	BIOJECT MEDICAL TECHNOLOGIES INC. (Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell Vice President of Finance (Principal Financial and Accounting Officer)